Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 (this “Amendment”), dated as of December 24, 2015, is entered into by and among Bridgestone Retail Operations, LLC, a Delaware limited liability company (“Parent”), TAJ Acquisition Co., a Pennsylvania corporation (“Merger Sub”) and wholly-owned subsidiary of Parent, and The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the “Company”). Parent, Merger Sub and the Company are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement and Plan of Merger, dated as of October 26, 2015, by and among Parent, Merger Sub and the Company, as amended by the Amendment to Agreement and Plan of Merger, dated as of December 11, 2015, by and among Parent, Merger Sub and the Company (as so amended, the “Agreement”);

WHEREAS, the Company Board has (a) determined that the Offer, the Merger and the other Transactions, as amended by this Amendment, are fair to and in the best interests of the Company and its shareholders, (b) approved the Offer, the Merger and the other Transactions, as amended by this Amendment, and adopted this Amendment, and (c) recommended that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and if required to consummate the Merger, that the shareholders of the Company adopt the Agreement, in each case on the terms and subject to the conditions of the Agreement as amended by this Amendment; and

WHEREAS, the board of managers of Parent and the board of directors of Merger Sub have each approved and declared it advisable for Parent and Merger Sub to enter into this Amendment and consummate the Transactions, including the Offer and the Merger, as amended by this Amendment, upon the terms and subject to the conditions set forth in the Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENTS AND OTHER AGREEMENTS

Section 1.1            Increase in Offer Price.  The first Recital to the Agreement is hereby amended by replacing the phrase “price per Share of $15.50” with “price per Share of $17.00”.

Section 1.2            Company Termination Fee.  Section 10.4(b) of the Agreement is amended by replacing the dollar amount of “$35,000,000” with the dollar amount “$39,500,000”.

Section 1.3            Amendment to Offer Documents.  Parent shall, and shall cause Merger Sub to, file with the SEC all necessary amendments or supplements to the Schedule TO and the Offer Documents giving effect to this Amendment within one Business Day after the date of this Amendment. Pursuant to Section 1.1(e) of the Agreement, Merger Sub will extend the Offer as required by Law.

Section 1.4            Company Board Recommendation.  Within one Business Day after the date of this Amendment, the Company shall file with the SEC an amendment to the Schedule 14D-9 describing the recommendation of the Company Board that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and if required to consummate the Merger, that the shareholders of the Company adopt the Agreement, in each case on the terms and subject to the conditions of the Agreement as amended by this Amendment.

Section 1.5            Icahn Proposal.  The Company hereby confirms that the Company Board has determined that the Competing Proposal made by Icahn Enterprises L.P. (“Icahn”) prior to the execution of this Amendment does not constitute a Superior Proposal.

Section 1.6            Termination of Discussions with Icahn.  Without in any way limiting the foregoing and the Company’s existing rights and obligations under the Agreement, the Company shall immediately cease and cause to be terminated any activities, discussion or negotiation with Icahn or any other Person conducted heretofore by the Company, the Company’s Subsidiaries or any of the Company’s Representatives with respect to any Competing Proposal received prior to the execution of this Amendment.

ARTICLE II

GENERAL PROVISIONS

Section 2.1            Defined Terms.  Except as otherwise set forth in this Amendment, all capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

Section 2.2            Effect of Amendment.  This Amendment shall be effective as of the date first written above. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Agreement or any Exhibit or Schedule thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment. Except as amended hereby, the Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

Section 2.3            Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or .pdf shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 2.4            Headings.  The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 2.5            Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIDGESTONE RETAIL OPERATIONS, LLC

By:	/s/ Stuart Crum
	Name:	Stuart Crum
	Title:	President

TAJ ACQUISITION CO.

By:	/s/ Stuart Crum
	Name:	Stuart Crum
	Title:	Executive Vice President and
Secretary

THE PEP BOYS – MANNY, MOE & JACK

By:	/s/ Scott P. Sider
	Name:	Scott P. Sider
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]